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TRANSCRIPT

The following is a transcript of a joint investor conference call held by Susser Holdings Corporation (“Susser”) and Energy Transfer Partners, L.P. at 8:00 a.m. Central time on April 28, 2014. While every effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. Susser believes that none of these inaccuracies is material. A replay of the recorded conference call will be accessible for a limited time through Susser’s web site at http://investor.susser.com/events.cfm.

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MANAGEMENT DISCUSSION SECTION

Operator

Good day, ladies and gentlemen, and welcome to the Acquisitions of Susser Investor Conference Call, hosted by Martin Salinas, Chief Financial Officer. Please proceed.

Martin Salinas, Jr.

Thanks, Morris. Good morning, everyone. Thanks for joining us this morning as we discuss yet another exciting transaction for Energy Transfer, that being the combination of our existing Sunoco retail operation with a strong and growing retail business of Susser Holdings. As we’ve mentioned in both our press release and investor slides that were posted this morning, we also have some additional steps that we intend to execute on, as we believe this will bring value to all stakeholders involved. So, I encourage you to visit our website at www.energytransfer.com to obtain a copy. With me today are, Jamie Welch, Group’s Chief Financial Officer and Head of Corporate Development for ETE, along with Bob Owens, President and Chief Executive Officer of our Sunoco retail business. In addition, we have Kelcy Warren, ETP’s Chairman and CEO, along with Mr. Sam Susser, Chairman and CEO for both Susser Holdings and Susser Petroleum. Also with Sam is his father, Mr. Sam Susser Senior; and uncle, Jerry Susser. Along with the rest of the Susser family, we welcome you to the Energy Transfer family, where we hope you’re excited as we are about the future.

Now before getting into the details, I point you to slide two regarding certain legal disclosures as well as additional information available to our investors. With that, let’s go to slide four, where today we announced the acquisition of 100% of Susser Holdings for approximately $1.8 billion. The acquisition is to be funded on a 50-50 cash and ETP unit basis, whereby Susser shareholders can elect cash, units or a mix, subject to proration. As part of this transaction, ETE will also provide an annual IDR subsidy of $35 million for a 10-year period, subject to early termination. As with respect to Susser Petroleum, it will continue to remain as a separately-traded public MLP and we expect to close on this transaction sometime in the third quarter of this year.

With that, I’d now like to turn the call over to Jamie to discuss the strategic rationale for the transaction. Jamie?

Jamie Welch

Thanks, Martin. There is a four-part thesis that comprises the transaction matrix, premised very much on a principle that we utilize across the family as we evaluate combinations and acquisitions. We build and create long-term accretive value to unitholders. That is the number-one goal. With that, we came with an action plan. It has a series of steps. It creates some short-term complexity, but long-term priority for what we will do with the retail business. It involves, firstly, the acquisition of SUSS or Susser Holdings. We distribute in SUSP, which is Susser Petroleum Partners, their GP/IDR, directly to ETP, followed by a series of dropdowns of the existing ETP retail business, comprised of Sunoco and Mid-Atlantic Convenience Stores and the SUSS retail businesses into SUSP in a series of dropdown transactions for cash and for units. We would then look to have an exchange of the SUSP GP/IDRs between ETP and ETE, much like what we did for SXL, where ETP would receive back its own units that are currently held by ETE. As a result of all of these steps, this structure provides complete separation of the retail business from ETP. Why Susser? Well, as we looked across the dynamic on the retail space, we looked at Susser’s business model that capitalized on the strong economy and favorable demographic trends in Texas. It was a bet on Texas that is a bet we very much take and take daily. We have the ability to leverage Susser’s demonstrated retail and merchandising excellence. They had their retail expansion for 2014 and 2015 as represented by their in-house land bank of those properties that they have either acquired or under option. They have a strong management team with a remarkable track record of sustained earnings growth. And this was, for the first time within this family, the opportunity to make a captive dropdown vehicle in the form of SUSP. And SUSP currently with a 5.3% yield and a 1.2 times distributable cash flow coverage ratio provides an attractive, in fact, exciting, cost of capital to continue to grow the retail business. So then, we looked at the synergies. And here the synergies, as Bob Owens will walk you through and he’ll go through in significant detail, are a key driver of the value proposition. They’re tangible in that they’re commercial and operational. What we’ve done is taken SUSS’s well-regarded brand and merchandising model and overlay that with, obviously, the Sunoco skill set on the field side. It creates significant synergies with minimal upfront investment. It’s the ability for us to leverage the iconic Sunoco brand, while also continuing to geographically expand the overall Stripes brand. And it’s likely to offer significant additional business opportunity to the creation of a best-in-class retail platform.

So, what does this all do? It significantly diversifies our retail business, geographically. We are East to the Mississippi now and now we end up with a very strong platform in Texas and its surrounding states. It’s immediately accretive cash flow to ETP. It is expected to be credit-neutral to ETP. Significant cash proceeds from dropdowns will be utilized for deleveraging and to grow ETP in the future.

The dropdowns accelerate the amount of the IDR cash flow and, therefore, inherently, the value of the GP/IDRs of SUSP. That, therefore, means an expected, lucrative and attractive exchange between ETP and ETE. What we do on page six is to show you the three steps that we outlined on the prior two pages. So, you have, just diagrammatically, the step one with ETP acquiring Susser Holdings; and then, at closing, obviously, migrating up the GP/IDRs. It’s $895 million of cash for the 50% and 16.2 million ETP units. Over time, in step two, in the middle of the page, we would contribute down the ETP retail assets and the SUSS retail assets to SUSP in exchange for cash and units. The contribution will involve both qualifying and non-qualifying income businesses. So, in many respects, SUSP, which today owns its own C-Corp blocker in the form of PropCo, which in fact houses all of the acquired properties from SUSS, will look a lot like ETP Holdco does within the ETP family. SUSP will remain an independent publicly-listed company on the New York Stock Exchange. The incremental SUSP units that are utilized as a fund, the consideration for the dropdowns and a higher realization of distributions from SUSP going forward will grow the IDR cash flow, which today stands at zero, and we’ll obviously expect it to fast accelerate with the dropdowns that we are proposing. The transaction’s, obviously, not yet approved as far as these dropdowns and will be subject to the requisite Conflicts Committee approvals at the right time. The third step would involve the exchange of the GP and IDR interests up to ETE. In many respects, it will have similar connotations to what we did with SXL, except this would be a direct exchange as opposed to the form of a tracking unit, which is what we had to do with SXL. As a result of that exchange, you would then end up with ETP owning SUSP LP units. They would expect to monetize them over time, as and when needed, similar to the strategy that has been employed by ETP in relation to the units that it owns in AmeriGas.

And with that, let me hand it over to Bob.

Robert W. Owens

Thanks, Jamie. The entire Sunoco team is really excited about this acquisition and a creation of this platform for growth. We think it makes really good sense for the entire Energy Transfer family, for Sunoco and for the entire Susser family companies.

If you look at page seven, I’ll focus your attention, first, on a picture today of what the Susser companies look like. You can see at the top box SUSS and the SUSS GP ownership of SUSP. As Jamie described, we will acquire Susser, and with that, the SUSP GP. SUSP will remain publically-traded. On the right, you can see a pie chart. That pie chart lists the locations where Susser units are today, and on top there are the descriptions of the different types of account. I think Jamie said it well. If you look at that chart, it’s a bet on Texas. And as Jamie said, that’s something that we feel is very exciting.

If you look at the energy renaissance taking place today in the United States, which we believe bodes very well for the economy in total, but this geography, in particular, this is at the epicenter of what’s taking place. And that growth, the people that are getting new jobs, they are core customers that we really like and that fits this model very well. If you go to – if you turn to page eight, we think this combination make sense, both strategically and geographically. First Sunoco, we’re an established, east of the Mississippi marketer with over 5,000 branded locations. We have both significant fee ownership – fee and leasehold ownerships, where we control sites directly as well as a large group of business partners that we market through. Strategic expertise in supply and trading in retail marketing. And one of the big things that we bring to the party here is the iconic Sunoco brand. 125-year-old brand, well-regarded and we are the largest – in addition to the brand itself, we’re the largest manufacturer and marketer in the world of race fields. And with that, we enjoy, many sponsorships, including NASCAR and INDYCAR, where we supply all the fuel. And that provides a halo effect for our consumer brands, which we think will play very well within the Susser geography. We have demonstrated capability to operate multiple brands in multiple channels. In fact, an example of that is our recent Mid-Atlantic Convenience Stores acquisitions, the bulk of which were branded Exxon. Today, we’re operating those units. And while I don’t want to give any specific numbers, I will tell you that in the first quarter we’re very pleased with the results of that acquisition. On the right-hand side of the page you see Susser, one of the largest retail/wholesale footprints in the fast-growing Southeast (sic) [Southwest] market, capitalizing on their own Stripes brand. Strong financial position, and one of the things we found most attractive was the land bank that they have of new sites for development over the next couple of years and that’s certainly activity that we expect to continue with going forward.

On page nine, there is a matrix as well as a map that shows what I just described on the prior page. I won’t go through the entire matrix, but I would like to focus your attention on a couple of lines here. The first is total sites. You can see today Sunoco at 5,152; Susser, 1,246. This puts us just under 6,400 total units, the significant number of units compared to any competitor in the United States.

Next, if you drop down to the percent, the line just one from the bottom, this is key in terms of the strength of this new combined entity. Today, for the Sunoco business, about 65% of our gross profit dollars come from fuel. Susser is almost the exact opposite, where today they are at 35%. The new entity, we’re 50-50 fuel and non-fuel, which we believe creates a much stronger combined entity. The very bottom line, you see EBITDA numbers for 2013. In the case of Sunoco, that did not include a full-year of MACS. And for Susser, these numbers do not include their recent Sac-N-Pac acquisition. So, the future for both standalone was bright and, together, even better.

If you go to page 10, now, how do we put these two together? The both teams will be focused on getting this done as quickly and as smoothly as possible. This is critical to the results of this acquisition. I will lead integration efforts with Sam Susser. Based on the time we spent together, it feels like we’ve got similar cultures. I would tell you that I think this is a very different acquisition versus a lot that you look at where people pick out numbers of headcount reductions and underpin the benefits of an acquisition with people savings. This is very different in that we create real business value early on. And I will tell you that I’m going to walk through some specifics on synergies, but I will point out that we haven’t even dug in yet deeply into the IT side and we think there is going to be real additional dollars to get out in the IT realm.

So, if you look at page 11, across the bottom, we show the makeup of all the synergies. And I would tell you that – I’d make two points. One, significant value here ahead of the – any G&A savings. As I said previously, you can see in the area of the improved buying power represented, given the mass of these two companies brought together. And the second point I would make is that today Sunoco is a large player in New York Harbor. We have a presence – a reasonable size presence in the Chicago market and a reasonable presence in the Gulf Coast. This deal significantly increases our presence in the Gulf Coast. And today, the world is long gasoline. The United States is longer, but we see significant volatility between the markets. And this position of having scale, scale really matters, is going to create opportunities to pay dividends to our unitholders in the future. We’re committed to getting all these synergies. We’re going to get out them quick. And I will tell you I will be extremely disappointed if we don’t significantly exceed the numbers you see here on page 11.

With that, I’ll turn it over to Martin to walk us through timing.

Martin Salinas Jr.

Great. Thanks, Bob. Looking on slide 12, and again nothing here unusual, we’ll work over the next three weeks to four weeks to get the approval process done, distribute the proceeds to our shareholders sometime in the next month or so. We think it will take about six weeks to get through this process, and look to a close sometime in the third quarter of 2014. As Bob mentioned, the integration plan that he laid out will go into effect immediately after close.

So on 13 and in conclusion, from an ETP perspective, we think this is a very smart transaction. The dropdowns allow us to exit retail business and focus on our core strength, that being moving hydrocarbons through our pipes. We’ll get cash back from the dropdowns that will help us repay debt, again, further strengthening our credit metrics and, eventually, we’ll migrate the GP and IDRs of Susser Petroleum up to ETE.

From a retail perspective, again, as Bob mentioned, we have a very powerful platform for future growth, while creating a more diversified cash flow profile through the combination of a strong Texas and East Coast retail operations. And lastly, we expect this and the subsequent transactions to be accretive to Energy Transfer Partners, while also providing support to our investment-grade ratings.

Now, before we go into Q&A, Sam would like to say a few things. Sam?

Sam L. Susser

Thank you, Martin. Thank you for your confidence in our company. First thing, I want to extend my heartfelt thanks to our 10,000 teammates at Stripes and at Susser Petroleum, who’ve built our company for the past 76 years. Our folks have been creating value for our shareholders for many decades through hard work, attention to detail and a fierce desire to outperform the competition. And I’m confident that our team will continue to bring the same passion to bear for Bob Owens, Sunoco, Kelcy Warren, and the entire Energy Transfer. My father Sam J., my uncle Jerry and I are committed to doing everything we can do to maximize the opportunities created by this transition and help create a winning, growing combination of Sunoco, with Stripes, Laredo Taco and Susser Petroleum Partners. This transaction represents a superb outcome for SUSS shareholders, SUSP unitholders. And we believe that the strategy that has been outlined for the business will create a much larger, stronger and even faster-growing enterprise in the coming years. To the extent that units are available through the exchange process, I am rolling all of my equity or up to all of my equity into ETP units. I’m proud to become a real partner to you, Kelcy. And I look forward to supporting Bob in every way I can to help drive value and distribution growth for our unitholders as we move forward. There will be a lot of organizational change for our team, and we’re going to need all of the bandwidth of both leadership teams to do this right. Thank you for the opportunity to continue to play a supporting role, as our newly-combined company continues to grow. We are genuinely very appreciative of the opportunity to join the ETP family, a company with a very successful track record and reputation in the marketplace.

And I’d like to turn it back now to Martin for the Q&A. Thank you.

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QUESTION & ANSWER SECTION

Operator

Thank you. [Operator Instructions] And your first question comes from Irene Nattel with RBC Capital Markets. Please proceed.

<Q—Irene Nattel>: Thanks and good morning, everyone, and congratulations on a wonderful transaction.

<A—Robert W. Owens>: Good morning.

<Q—Irene Nattel>: My question comes out from the SUSS perspective and the SUSS shareholder perspective. Presumably, over the years, Sam, you’ve had many invitations to dance. Wondering what it is about this particular opportunity and what it is about this particular timing that was compelling to you?

<A—Sam L. Susser>: This opportunity, Irene, thank you for the question, was compelling because of shared values between our two organizations, this creating an opportunity for us to continue on our pathway of growth and investment in our core markets and leverage our brands, hopefully, across the country, and to really build the business. This gives, as Bob said, an opportunity to grow. Energy Transfer enjoys a terrific reputation and an advantaged cost of capital and is wired 100% to grow the business as are we. And we see it as a great starting point, not an endpoint, for our retail business and our newly-combined retail business to grow from here. And we couldn’t be more excited.

<Q—Irene Nattel>: That’s great. Thank you.

Operator

Thank you. And your next question comes from Karen Short with Deutsche Bank. Please proceed.

<Q—Shane P. Higgins>: Yeah. Good morning. It’s Shane Higgins on for Karen. Hey, Sam, I just had a quick question. Do you guys have any kind of go-shop period in place or were there any plans to shop the business for potentially a higher bid?

<A—Sam L. Susser>: We have executed a no-shop provision, which is available on the SEC website with all the key contractual requirements.

<Q—Shane P. Higgins>: Okay.

<A—Sam L. Susser>: Everything’s out there for everybody to see.

<Q—Shane P. Higgins>: Okay. Thanks for that. And did you guys have any kind of breakup fee in place in the event that the transaction is not completed?

<A—Sam L. Susser>: Yes. There is a negotiated breakup fee based on 3.75%.

<Q—Shane P. Higgins>: Got it. All right. Thanks very much.

<A—Sam L. Susser>: Thank you.

Operator

Thank you. And your next question comes from the line of Theresa Chen, Barclays Capital. Please proceed.

<Q—Theresa Chen>: Good morning. A question from the perspective of SUSP, in regards to the synchronized dropdowns, could you comment on what kind of timeline you’re thinking of [garbled] valuation? Any color would be helpful.

<A—Jamie W. Welch>: This is Jamie Welch. Let me just take this. As far as our intent on timing, it will be very much driven by the market. It will be driven by the ability to absorb – for SUSP to absorb what we’re going to drop down. We’ve looked at various iterations as far as overall time is concerned. But we will try to do it sooner rather than later without creating indigestion at SUSP, making sure it’s controlled, managed, as well as creating value for both SUSP unitholders as well as ETP.

As far as the multiples, I think one of the things about this transaction that, look, we’ve – from an ETP standpoint, when we take a look at this, there are lots of opportunities to grow the retail business. There are very few opportunities, much like what we did with Propane, to find the ability to, in fact, find the separation of that retail business from ETP in a manner that is commensurate with how we trade and how we value the business. So, by definition, what this transaction has allowed us to do with SUSP and given how it trades is actually we can get double-digit EBITDA multiple for our retail business, create significant value at SUSP and create significant value at ETP. We couldn’t do that if you look at every other C-Corp peer that – I should say, peer out there on the convenience store side, and that’s why we’re so excited. We created our own exit path here that ultimately leads in, from Kelcy and from the ETE standpoint, us being capitalize on that future growth as the general partner now.

<Q—Theresa Chen>: Okay. Thank you. And then, on the organic side, does this transaction change the organic store build strategy? Would that take more of a backseat as the dropdowns are executed?

<A—Robert W. Owens>: No. This is Bob. Absolutely, not. In fact, quite the opposite. We view this as creating a platform for growth, which we expect to accelerate. We’ve got two missions in front of us; get at the combination, get at the synergy status and then start growing, keep growing.

<Q—Theresa Chen>: Thank you.

Operator

Thank you. And your next question comes from the line of Gabe Moreen, Bank of America. Please proceed.

<Q—Gabe Philip Moreen>: Hi. Good morning, everyone, and congrats on all involved – to all involved. A question on qualifying income, both the ETP level initially and SUSP longer term, can you talk about this transaction, whether there is, I guess, any concerns around the qualifying income threshold?

<A—Martin Salinas>: Okay. Yeah. This is Martin. One thing that we looked at as part of this transaction and if you look at, I believe, it’s slide six of the investor deck, is that – the thought is that we would kind of separate or divide the qualifying income stream of both organizations, Susser that’s – at the Holdco level – I mean, at the holdings level as well as what we had embedded in ETP, and then drop those down accordingly, whether it’s into the MLP to the pass-through vehicles that offers, or the Property-Co, if you will, that is the key C-Corp embedded within SUSP that would kind of cleanse the non-qualifying piece, as it works up the cash flow stream. So, that’s the intent – that’s how we intend to manage it and it’s very similar to how we see it today and how we run ETP from a qualified income perspective.

<Q—Gabe Philip Moreen>: Martin. And then, follow-up, I guess, is just any thoughts in terms of – just on ETP and SUSP levels from these assets?

<A—Martin Salinas>: I’m sorry, Gabe, but you’re not so clear, you’re breaking up.

<Q—Gabe Philip Moreen>: Sorry, can you hear me now?

<A—Martin Salinas>: Yeah, you’re better.

<Q—Gabe Philip Moreen>: Okay. I’m just wondering in terms of guidance on cash tax leakage at SUSP or at ETP?

<A—Martin Salinas>: Yeah, from an ETP perspective, how we look to manage taxes from this perspective is, to the extent that we get cash back, and you’ve seen us do this with AmeriGas and some of the other transactions, there is an ability to structure that cash piece, be able to amortize any cash gains over a, call it, 10-, 15-year period. So, we envision doing the same thing here as we drop down our assets into SUSP.

With respect to the units, again, as we get units back from SUSP as part of the dropdowns, again, very similar to AmeriGas, we’ll recognize that gain as we sell those units back in the open market. So, we’ll have that cash gain, but we are – we have the ability to kind of spread it or smooth it across a long-term period. And then, from a SUSP perspective, again, to the extent that we do these dropdowns and create some tax shield, we hope to manage the tax cash – or the cash tax piece at the SUSP level where the dropdowns continue to be accretive for both SUSP as well as ETP, and with the growth in the business, look to provide that shield to manage the cash tax as much as we can.

<A—Jamie W. Welch>: Gabe, it’s Jamie. It’s much like what we do today with ETP Holdco. We very consciously manage day-to-day the cash tax [indiscernible] (30:27). We would do the same here with SUSP and [ph] Holdco (30:30) and we think that we’ll use the same engineering and technology we do today and that’s been very effective for us.

<Q—Gabe Philip Moreen>: Got it. Great. Thanks guys and congrats, again.

<A—Martin Salinas>: Thanks, Gabe.

<A—Jamie W. Welch>: Thanks, Gabe.

Operator

Thank you. And your next question comes from the line of Bonnie Herzog with Wells Fargo. Please proceed.

<Q—Bonnie L. Herzog>: Good morning and congratulations, everyone.

<A—Jamie W. Welch>: Thank you, Bonnie.

<Q—Bonnie L. Herzog>: I have a question on the branding and merchandising model at retail. Guess, I’m curious what you envision for the combined retail platform and then what your plans might be for the very attractive Laredo Taco asset? Do you see opportunities for bringing this food offering to your other stores, for instance?

<A—Robert W. Owens>: Yeah. Well, I would answer your question as yes, we do see significant opportunity. I talked about the fuel brand earlier during my comments. And what I would tell you is that we will be very thoughtful around timing. We have good partners today in both companies. We’ll be moving deliberately with what makes sense on the fuel side. On the convenience store side, we operate multiple brands at Sunoco today. The Stripes offering is very successful. And our vision going forward is that we will do what makes sense in specific geographies.

<Q—Bonnie L. Herzog>: Okay. Then I just have another quick question in terms of the stores being dropped down from ETP, how many can you drop down, I guess? I just want to verify that, please.

<A—Martin Salinas>: Well, the intent – again, this is Martin. The intent would be to drop down all of the assets within ETP that it owns today. As Jamie alluded to, it’s not going to be happening all at once. It’s going to be condition on markets, on just how much SUSP can do it at any one time. But the thought is, hopefully, over a short-term period, all of the retail business that’s embedded within ETP and in Susser Holdings today will be dropped down into SUSP.

<Q—Bonnie L. Herzog>: Okay. Thank you.

Operator

Thank you. And your next question comes from the line of Stephen Maresca with Morgan Stanley. Please proceed.

<Q—Stephen J. Maresca>: Hey, thanks. Good morning, everybody, and congrats on the deal.

<A—Martin Salinas>: Thanks, Stephen.

<Q—Stephen J. Maresca>: Just a couple of quick ones from me. A lot has been asked. But logistically, in timing, would you expect to drop everything down into SUSP and PropCo first, before doing that IDR exchange to ETE? Is that how we should think about this working?

<A—Jamie W. Welch>: Well, I think, Steve – it’s Jamie. There is an art to the captive dropdown story and we’ve seen it from afar, but we’ve never been able to actually have a vehicle that we could benefit from a captive dropdown story. And that is the multiple, which you drop it down and making sure that there’s value for the underlying for the unitholders down below as well as how quickly you can get into the splits. And I would say there’s more premised on you don’t need to have every thing drop down, and you need to get into the high splits, and you need to then see the growth pass forward and growth going forward of the cash flow. But the point in time you hit the high splits, I think that’s probably the time that Martin will pick up the phone and say, okay, now we should go and actually do an exchange. And I think that’s the way we thought about it at both the ETE level and the ETP level.

<Q—Stephen J. Maresca>: Okay. That makes sense and that’s helpful. My other question, not terribly familiar with SUSP, so maybe talk a little bit about the growth going forward, excluding the dropdowns for the SUSP entity in terms of – you talked about the land bank you have. What you would be thinking about in terms of this company as a spender, CapEx on a year-in, year-out basis, growth CapEx, third-party acquisitions? Just some framing and specificity around that would be helpful?

<A—Robert W. Owens>: This is Bob. I would start this way. There is a land bank of approximately 50 bare ground sites, which we would look to build going forward. In terms of CapEx for growth, I think that’s going to be driven by opportunities as we look to the future. But think about this platform I think in this way; strong geography, East of the Mississippi, down now into the Southeast with the addition of an iconic fuel brand. And we think we are positioned as well as any one for any future growth opportunities and it will be our goal to continue to grow at a pace that makes sense.

<Q—Stephen J. Maresca>: Okay. All right. Well, that’s it from me. Thanks, gentlemen.

<A—Martin Salinas>: Thanks, Stephen.

Operator

Thank you. And your next question comes from the line of Selman Akyol with Stifel. Please proceed.

<Q—Selman Akyol>: Thank you. Good morning. Congrats. And most everything has been asked, but just two quick questions on my part. First of all, alluded to being able to significantly exceed $70 million in synergies, and I guess there were some IT realization that could be there as well. And I was just wondering is there any more color in terms of how much uplift you could get out of the IT side. And then, the other question I have for you is that – and I’m sure – I presume there was some discussion that you could’ve used SXL units and chose to use ETP units?

<A—Robert W. Owens>: Okay. Let me start with the first one, this is Bob, again, on the IT side. We’re early in the process of digging in, but I think if you look back at Sunoco historically and look at the makeup of that company as a manufacturing company with refining and chemicals business, we had an old IT system. And just to give you kind of some round numbers, in 2012, we spent $40 million a year on IT. I believe that Susser family of companies spent $3.5 million during that same time. And while we are larger, we’re not that much larger. So, we believe that there are opportunities to save money that we were going to be spending anyway to move our platform, our IT systems to be consistent with what Sunoco is today. This gives us an opportunity to do that faster and more efficiently. So, that’s why I said it’s our expectation the number will go up from $70 million. [indiscernible] —

<Q—Selman Akyol>: Same thing as —

<A—Martin Salinas>: And I guess with respect to your question about units, what was that again?

<Q—Selman Akyol>: I guess, I’m sure there was some discussion of why use ETP as opposed to using as SXL units.

<A—Martin Salinas>: Well, again, the SXL units have very low tax basis, and these are newly-issued ETP units. So, from a tax perspective, it made more sense. And again, this is housed within ETP’s roof, if you will. So, that was the reason for using newly-issued ETP units.

<Q—Selman Akyol>: Thank you so much.

<A—Martin Salinas>: You bet.

Operator

Thank you. And your next question comes from the line of Elvira Scotto, RBC Capital Markets. Please proceed.

<Q—Elvira Scotto>: Hi. Good morning. My question, I had one question around SUSP. So, currently, there are certain contract structures in place where really the volatility resides at SUSS. Right now SUSP is almost feel like with $0.03 a gallon-type contracts, presumably as you do the drops, the structure changes, that contract structure. So maybe can you talk a little bit that and how we should think about coverage ratio going forward for SUSP?

<A—Jamie W. Welch>: Sure. This is Jamie Welch again. So, as far as the sale-leaseback transactions, when obviously SUSS has contributed into SUSP, the sale-leasebacks become non-existent, because it’s basically between parents, et cetera. So, that will – they will effectively be nullified. And so, the $0.03 a gallon, sale leaseback structure will no longer exist.

As far as the overall coverage ratio is concerned, it’s pretty healthy, today at 1.2. When you add this amount of mass and this amount of synergies, I think it’s more than enough for Bob to play with. That will balance what he needs, because we’re talking now scale of a business that’s well – going to be well in of $500 million of EBITDA. And that’s why that’s just a start and the growth trajectory is obviously, I think, something to believe. So, to us, we think that he will manage it based on backend circumstances, what and how the market looks. But we’ve got enough here and we’ve also got a strong enough balance sheet to basically, I think, weather pretty much anything now as a result of the size and the scale of SUSP it will be performing.

<Q—Elvira Scotto>: Okay. Great. Thanks. And then the other question is how do you think about growing the entity now beyond the geographies in which Sunoco is in and in which Susser is in?

<A—Robert W. Owens>: Well, I think if you – this is Bob again. If you look at the map, it’s fairly dramatic in terms of where the red dots are and the yellow dots, and you may notice there is a little bit of a gap in between that seems very logical spot for us to fill in. And then, as you look at Texas as a center and think about going North from there and West from there, we think that that will make a lot of sense for us.

<Q—Elvira Scotto>: Great. Thanks. That’s all I had.

Operator

Thank you. And your next question comes from the line of Michael Blum with Wells Fargo. Please proceed.

<Q—Michael J. Blum>: Hi. Good morning, everybody. Just a few quick ones on the dropdowns, just to clarify, would you contemplate seeking back only cash for those dropdowns, or you will also take back some MLP units?

<A—Martin Salinas>: No, Michael, that would be to take back cash and units. And, again, it’s just going to be contingent on how the markets are performing at the time of the dropdowns. But our intent, certainly, would be to have a mix of both cash and units.

<Q—Michael J. Blum>: Okay. And then, the PropCo structure, what kind of tax rate should we think about for that and where are you today?

<A—Jamie W. Welch>: Today, I think we’re running in the low 30%s.

<Q—Michael J. Blum>: Okay. And then – sorry, go ahead.

<A—Jamie W. Welch>: And that includes the tax we pay in Texas, which is small, but included in that number.

<Q—Michael J. Blum>: Okay.

<A—Jamie W. Welch>: 0.5% gross profit, yeah.

<Q—Michael J. Blum>: And then, finally, could you breakout on the Sunoco side, what the – on EBITDA or fuel margin basis, the breakout between retail and wholesale?

<A—Robert W. Owens>: No, I can’t do that off the top of my head, but we’ll get back to you with that.

<Q—Michael J. Blum>: Okay. Great. Thank you.

Operator

Thank you. And your next question comes from the line of John Lawrence with Stephens. Please proceed.

<Q—John R. Lawrence>: Good morning, everybody. Congratulations.

<A—Robert W. Owens>: Thank you.

<A—Jamie W. Welch>: Thanks, John.

<Q—John R. Lawrence>: Would you comment just a little bit, in the slide on all of the synergies, you talk half of that is basically on the fuel side. Can you give us some of those that are not as familiar with your operation on the fuel side, some of those synergy and just a couple of examples of where you see those synergies? I understand, it’s buying power, but just another level of understanding of, obviously, that fuel margin, yours is a little larger. But how you see that in that competitive Texas environment based on the platform that sounds already built? Thank you.

<A—Robert W. Owens>: Hi, this is Bob again. I think the way to think about this and, again, the timing will be driven by careful analysis and being very thoughtful. But if you think about fuel brands, as an independent, you have a couple of choices. You can pay somebody else for their brand, which is recognized as a major in the marketplace or you can run independent and, typically, that has appeal to a more limited number of consumers. The benefit of adding the Sunoco brand here is that this new entity owns that brand and doesn’t pay anybody else for that privilege. Secondly, today, as fuel prices have increased and as the retail consumer increasingly uses credit cards, Sunoco has its own proprietary credit card, processes its own credit cards and has a very large platform with good economies of scale to which we can add the Susser business and enjoy savings there as well. So, it’s the combination of those two things that make up a significant portion of the synergies you see outlined.

<Q—John R. Lawrence>: Great. That’s very helpful. And secondly, you look at the major markets in the state, Dallas, Houston, we would assume that the growth would continue more than it has been in those metro markets?

<A—Robert W. Owens>: We will be very thoughtful in those areas. I think Susser has had a very smart strategy in terms of how they’ve grown within the different geographies. We’re looking real forward to sitting down talking, taking a look at with the benefits of the combined entity and we will evaluate both the growth on the legacy Sunoco geography and the legacy Susser geography and make any decisions based on both opportunities and what makes financial sense going forward.

<Q—John R. Lawrence>: Thank you so much.

<A—Robert W. Owens>: Yeah, you bet. Yeah. Sure.

Operator

Thank you. And your next question comes from the line of Matthew Pascale with ShearLink. Please proceed.

<Q—Matthew Pascale>: Hi, Sam. Congrats on the transaction today and thank you on behalf of all your shareholders for the value you’ve created for everyone over time. I just had a question about —

<A—Sam L. Susser>: Thank you.

<Q—Matthew Pascale>: I just had a question about Susser Petroleum. So, historically, it’s really just housed the real estate of the retail business. And I just want to clarify, after this transaction, does Sussex Petroleum actually hold the retail operating assets of both the Stripes stores and the Sunoco operating stores? That’s the question – that’s my primary question.

<A—Sam L. Susser>: Sure. Over time, as Jamie and Martin have outlined, through a series of planned transactions that will be timed according to market conditions, all of the retail that is Susser today and Sunoco today will ultimately all be housed everything, all the retail, all the wholesale fuel distribution, everything is going to ultimately be housed in Susser Petroleum Partners, which we think is going to be very compelling.

<Q—Matthew Pascale>: Okay. So, effectively, the way we should think about it is that Susser Petroleum tomorrow, pro forma for this transaction, is effectively Susser – a lot like Susser today without the GP/IDRs?

<A—Sam L. Susser>: That’s correct. In the long term, after these series of transactions are completed, it will look like Susser today with all of Sunoco’s retail and wholesale and very valuable brand thrown in the mix and ETP will own the GP.

<Q—Matthew Pascale>: Thanks, Sam.

<A—Sam L. Susser>: Thank you. Appreciate it, Matthew.

Operator

Thank you. And your next question comes from the line of Ronald Bookbinder with Benchmark Company. Please proceed.

<Q—Ron C. Bookbinder>: Good morning and congratulation to everybody.

<A—Jamie W. Welch>: Thanks, Ron.

<Q—Ron C. Bookbinder>: Sam, following up that last question, are you saying that Susser Petroleum Partners is going to get all the fuel delivery for the Sunoco’s?

<A—Robert W. Owens>: I think the way to think about it is that, as we work our way through all these steps as everybody has described, the timing of which will be determined by what makes good financial sense for each of the entities, when you get completely finished, you’re going to have a publicly-traded MLP, SUSP. Sitting beneath that will be a captive C-Corp. Everything that is qualified will wind up residing within the MLP. Non-qualified activities will wind up in the Holdco. And the GP of that MLP will be owned by ETE. That’s the end game.

<Q—Ron C. Bookbinder>: So, everything?

<A—Robert W. Owens>: Everything.

<Q—Ron C. Bookbinder>: Okay. And how do we think about rental income for the ETP stores compared to the Stripes stores?

<A—Jamie W. Welch>: Well, pro forma this year, once it’s all housed within one entity, there will be no more rental income, right?

<A—Robert W. Owens>: It’s related entity.

<A—Jamie W. Welch>: It’s related entity.

<A—Robert W. Owens>: Right.

<A—Jamie W. Welch>: So, it’d disregarded and nullified. So, in essence, there will be no such thing as sort of creation of the sale-leaseback structure or even [ph] $0.01 (49:37) per gallon separation between SUSP and SUSS. That will all just go. At the end of the day, the cash flow-generating capability of the asset is the cash flow-generating capability. It will all be owned, housed and solely contained within SUSP.

<Q—Ron C. Bookbinder>: Okay. Thank you and congratulations once again.

<A—Martin Salinas>: Thank you.

<A—Robert W. Owens>: Thank you very much, Ron.

Operator

Thank you. And your final question comes from the line of Jeff Heming with ARG. Please proceed.

<Q>: Hi guys. Two quick ones to finish on up here. Why not have ETE buy Susser directly rather than grabbing it though ETP?

<A—Jamie W. Welch>: I think in last part, when you look at the fact that the IDR – there is in fact no IDR cash flow today coming up from SUSP. And ETP owns a very large retail business in Sunoco. How do you harvest that business and benefit from the fact of your own efforts? So, the best way to do it is for ETP to acquire – to look at it this way; to acquire Susser, to in fact give the dropdown, grow the IDR cash flow, because the IDRs have now been separated out directly under ETP, create a significant amount of value, and then recycle a lot of that upfront capital they get from – that they put out to buy Susser in the first place and get it back from ETE in the form of their own units. So, it’s the best of all worlds there. In essence, they’re just – they’re spending money today and within an expected 12, 18-month period, they’ll get a lot of it back.

<Q>: Okay. And actually, that leads me to the next question is, I mean, it sounds like to me a lot of value going up from ETP to ETE. What [indiscernible] the use of proceeds for a lot of the proceeds back. You obviously have the ETP stake up there currently, but there should be a good amount of value left after that as well, I would imagine.

<A—Robert W. Owens>: Definitely.

<A—Martin Salinas>: Yes, I mean, again, from a use of proceeds with ETP maintaining its investment-grade ratings, we’ll look to repay debt. We’ve got a number of maturities that come due over the next several years. We also have a pretty healthy backlog of growth projects at the ETP level that this will help fund rather than having to be dependent on new issuances of either debt or equity. So, we certainly have a home for that cash that we’ll redeploy to what I mentioned before and that’s focusing on our core strength of growing our natural gas, NGL, liquid pipeline.

<Q>: All right. Sounds great, guys, and get some of the Laredo Tacos up to Jersey. It sounds good.

<A—Robert W. Owens>: We’ll get right on that.

Operator

Thank you. There are no further questions. I’d like to turn the call back over to Martin Salinas for closing remarks.

Martin Salinas

Great. Again, thanks everyone for today’s – your time today and look forward to growing the business here. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect and good day.

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IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed business combination transaction between ETP and Susser, ETP plans to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a proxy statement/prospectus to be mailed to the Susser shareholders in connection with the proposed transaction. THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT ETP, SUSSER, THE PROPOSED TRANSACTION AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY/PROSPECTUS CAREFULLY WHEN THEY BECOME AVAILABLE. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by ETP and Susser through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus by phone, e-mail or written request by contacting the investor relations department of ETP or Susser at the following:

Energy Transfer Partners, L.P. 3738 Oak Lawn Ave. Dallas, TX 75219 Attention: Investor Relations Phone: (214) 981-0795 Email: InvestorRelations@energytransfer.com	Susser Holdings Corporation 4545 Ayers Street Corpus Christi, TX 78415 Attention: Investor Relations Phone: (361) 693-3743 Email: msullivan@susser.com

PARTICIPANTS IN THE SOLICITATION

ETP and Susser, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the merger agreement. Information regarding directors and executive officers of ETP’s general partner is contained in ETP’s Form 10-K for the year ended December 31, 2013, which has been filed with the SEC. Information regarding Susser’s directors and executive officers is contained in Susser’s definitive proxy statement dated April 14, 2014, which is filed with the SEC. A more complete description will be available in the registration statement and the proxy statement/prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between ETP and Susser, the expected timetable for completing the proposed transaction, future financial and operating results, benefits and synergies of the proposed transaction, future opportunities for the combined company, and any other statements about ETP, Energy Transfer Equity, L.P., Susser Petroleum Partners LP (“SUSP”) or Susser managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the proposed transaction; the ability to obtain the requisite regulatory approvals, Susser shareholder approval and the satisfaction of other conditions to consummation of the transaction; the ability of ETP to successfully integrate Susser’s operations and employees; the ability to realize anticipated synergies and cost savings; the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, suppliers, customers and competitors; the ability to achieve revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; capital and credit markets conditions; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets, including changes in the price of certain commodities; weather conditions; environmental conditions; business and regulatory or legal decisions; the timing and success of business development efforts; terrorism; and the other factors described in the Annual Reports on Form 10-K for the year ended December 31, 2013 filed with the SEC by ETP, ETE, SUSP and Susser. ETP, ETE, SUSP and Susser undertake no obligation to update or revise any forward-looking statement to reflect new information.